Exhibit 99.1
Commercial Vehicle Group Completes Sale of Cab Structures Business
NEW ALBANY, Ohio, October 2, 2024 (GLOBE NEWSWIRE) -- Commercial Vehicle Group (the “Company” or “CVG”) (NASDAQ: CVGI), a diversified industrial products and services company, announced it has completed the sale, effective October 1, 2024, of its Cab Structures business with operations in Kings Mountain, North Carolina to a Volvo Group company. As part of the sale, CVG received a total of $40 million, with $20 million received on September 6, 2024, and the remaining $20 million received on October 1, 2024.
James Ray, President and CEO of CVG, stated, “This is a positive transaction for both companies and supports CVG’s efforts to optimize our portfolio toward higher-growth products and markets in line with our ongoing strategic transformation plan. We’re happy to see the plant in good hands as Kings Mountain employees will benefit from being integrated into their customer’s operations. We’re grateful for their contributions to CVG over the years.”
CVG and Volvo are committed to a smooth transition for our customers, suppliers, and the employees.
About CVG
At CVG, we deliver real solutions to complex design, engineering and manufacturing problems while creating positive change for our customers, industries, and communities we serve. Information about CVG and its products is available at www.cvgrp.com.
Investor Relations Contact:
Ross Collins or Stephen Poe
Alpha IR Group
CVGI@alpha-ir.com
Media Contact:
Patrick Woolford
Director, Communications
Patrick.Woolford@cvgrp.com